This report is signed on behalf of the Registrant in the City of New York and State of New York on the 30th day of October, 1995.

            Prudential Government Income Fund, Inc.




Witness:/s/  S. Jane Rose                 By:/s/ Eugene S.  Stark             S.
Jane Rose                     Eugene S. Stark
        Secretary                        Treasurer